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                                                       PACIFICORP                                        EXHIBIT (12)(b)
                                           STATEMENTS OF COMPUTATION OF RATIO
                           OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS
                                                (IN MILLIONS OF DOLLARS)

                                                                                                          Six Months
                                                            YEAR ENDED DECEMBER 31,                          Ended
                                            _______________________________________________________
                                             1989        1990        1991        1992        1993        June 30, 1994
                                             ____        ____        ____        ____        ____        _____________
Fixed Charges, as defined:*
  Interest expense....................     $  473.1    $  431.2    $  428.0    $  409.7    $  377.8        $ 169.2
  Estimated interest portion
    of rentals charged to expense.....         29.9        23.3        20.4        17.1        20.1            9.2
  Preferred dividend requirement
    of majority-owned subsidiary......          4.5         4.2           -           -           -              -
                                            _______     _______     _______     _______     _______         ______

          Total fixed charges.........        507.5       458.7       448.4       426.8       397.9          178.4

  Preferred Stock Dividends,
    as defined:*......................         31.9        31.7        37.4        59.9        56.8           30.1
                                            _______     _______     _______     _______     _______         ______

          Total fixed charges and
            preferred dividends.......     $  539.4    $  490.4    $  485.8    $  486.7    $  454.7        $ 208.5
                                            _______     _______     _______     _______     _______         ______
                                            _______     _______     _______     _______     _______         ______

Earnings, as defined:*
  Net income from continuing
    operations........................     $  403.0    $  413.4    $  446.8    $  150.2    $  422.7        $ 209.8
  Add (deduct):
    Provision for income taxes........        207.1       179.1       176.7        90.8       187.4          111.4
    Minority interest.................         12.3        18.1        14.1         8.4        11.3            5.5
    Undistributed losses
      (income) of less than
      50% owned affiliates............         14.7           -        (1.8)       (5.7)      (16.2)          (5.9)
    Fixed charges as above............        507.5       458.7       448.4       426.8       397.9          178.4
                                            _______     _______     _______     _______     _______         ______

          Total earnings..............     $1,144.6    $1,069.3    $1,084.2    $  670.5    $1,003.1        $ 499.2
                                            _______     _______     _______     _______     _______         ______
                                            _______     _______     _______     _______     _______         ______

Ratio of Earnings to Combined Fixed
  Charges and Preferred Stock Dividends..      2.1x        2.2x        2.2x        1.4x        2.2x           2.4x
                                               ____        ____        ____        ____        ____           ____
                                               ____        ____        ____        ____        ____           ____

_______________
*"Fixed charges" represent consolidated interest charges, an estimated amount representing the interest factor in rents and preferred stock dividend requirements of majority-owned subsidiaries.  "Preferred Stock Dividends" represent preferred dividend requirements multiplied by the ratio which pre-tax income from continuing operations bears to income from continuing operations.  "Earnings" represent the aggregate of (a) income from continuing operations, (b) taxes based on income from continuing operations, (c) minority interest in the income of majority-owned subsidiaries that have fixed charges, (d) fixed charges and (e) undistributed losses (income) of less than 50% owned affiliates without loan guarantees.
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